THE ADVISORS' INNER CIRCLE FUND
                   DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

                                  SYNOVUS FUNDS


         WHEREAS, The Advisors' Inner Circle Fund (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Distribution and Shareholder Servicing Plan will benefit the portfolios of the Trust and the owners of each of the classes of Shares of certain portfolios listed in Schedule A (the
"Shareholders") of the Trust.

         NOW, THEREFORE, the Trustees of the Trust hereby adopt this Distribution and Shareholder Servicing Plan (the "Plan") pursuant to Rule 12b-1 under the 1940 Act and in accordance with Rule 18f-3 under the 1940 Act.

         SECTION 1. The Trust has adopted this Plan to enable the Trust to directly or indirectly bear expenses relating to (a) the distribution and sale of the classes of Shares (collectively, the "Shares") of Shares of certain portfolios as now in existence or hereinafter created from time to time, and (b) the shareholder servicing of such Shares.

         SECTION 2.        Distribution Activities.

(a) The Shares of each Portfolio are authorized to pay the principal underwriter of the Shares (the "Distributor") a total fee in connection with distribution-related services provided in respect of such class, calculated and payable monthly, at the annual rate as discussed in Schedule A of the value of the average daily net assets of such class.

(b) The fee paid pursuant to this Section 2 may be used by the Distributor to provide initial and ongoing sales compensation to its investment executives and to other broker-dealers in respect of sales of Shares of the applicable Portfolios and to pay for other advertising and promotional expenses in connection with the distribution of the Shares. These advertising and promotional expenses include, by way of example but not by way of limitation, costs of printing and mailing prospectuses, statements of additional information and shareholder reports to prospective investors; preparation and distribution of sales literature; advertising of any type; an allocation of overhead and other expenses of the Distributor related to the distribution of the Shares; and payments to, and expenses of, officers, employees or representatives of the Distributor, of other broker-dealers, banks or other financial institutions, and of any other persons who provide support services in connection with the distribution of the Shares, including travel, entertainment, and telephone expenses.


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(c)      Payments under this Section of the Plan are not tied exclusively to the expenses for distribution-related activities actually incurred by the Distributor, so that such payments may exceed expenses actually incurred by the Distributor. The Trust's Board of Trustees will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by the Distributor and amounts it receives under the Plan.

(d) The Trust's investment adviser and the Distributor may, at their option and in their sole discretion, make payments from their own resources to cover costs of additional distribution.

         SECTION 3.        Shareholder Servicing Activities.

(a) In addition to the amounts set forth in Section 2 above, the Shares of each Portfolio are authorized to pay the Distributor a fee in connection with the personal, ongoing servicing of Shareholder accounts of such Shares, calculated and payable monthly, at the annual rate as discussed in Schedule A of the value of the average daily net assets of such class.

(b) The service fee payable to the Distributor pursuant to this Section 3 hereof may be used by the Distributor to provide compensation for personal, ongoing servicing and/or maintenance of Shareholder accounts with respect to the Shares of the applicable Portfolios. Compensation may be paid by the Distributor, or any portion of the fee may be reallowed, to persons, including employees of the Distributor, and institutions who perform some or all of the following services to
         Shareholders: maintaining accounts relating to clients that invest in Shares; arranging for bank wires; responding to inquiries of Shareholders regarding their ownership of Shares or their accounts with the Trust or the services performed by the Distributor or any service provider; or assisting Shareholders in changing dividend options, account designations and addresses. Notwithstanding the foregoing, if the National Association of Securities Dealers, Inc. (the "NASD") adopts a definition of "service fee" for purposes of Section 2830(d) of its Conduct Rules that differs from the definition of shareholder servicing activities in this paragraph, or if the NASD adopts a related definition intended to define the same concept, the definition of shareholder servicing activities in this paragraph shall be automatically amended, without further action of the parties, to conform to such NASD definition.

(c) Payments under this Section of the Plan are not tied exclusively to the expenses for shareholder servicing activities actually incurred by the Distributor, so that such payments may exceed expenses actually incurred by the Distributor. The Trust's Board of Trustees will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by the Distributor and amounts it receives under the Plan.


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(d)      The Trust's investment adviser and the Distributor may, at their option and in their sole discretion, make payments from their own resources to cover costs of additional shareholder servicing activities.

         SECTION 4. This Plan shall not take effect with respect to a Portfolio until it has been approved by shareholders if and to the extent required by Rule 12b-1 under the 1940 Act and, together with any related agreements, by votes of the majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees, cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

         SECTION 5. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 4 herein for the approval of this Plan.

         SECTION 6. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         SECTION 7. This Plan may be terminated at any time with respect to any Portfolio by the vote of a majority of the Qualified Trustees or by vote of a majority of the Portfolio's outstanding Shares.

         SECTION 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time with respect to any Portfolio, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of shareholders holding a majority of the Portfolio's outstanding Shares, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

         SECTION 9. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of shareholders holding a majority of the outstanding Shares of the applicable Portfolio, and all material amendments to this Plan shall be approved in the manner provided in Section 4 (b) herein for the approval of this Plan.

         SECTION 10. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC.



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         SECTION 11. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust within the meaning of Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

         SECTION 12. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.


August 13, 2001




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                         THE ADVISORS' INNER CIRCLE FUND
                                THE SYNOVUS FUNDS

                                   SCHEDULE A
                          DATED AUGUST 13, 2001 TO THE
                   DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

Subject to any limitations by Rule 2830(d) of the NASD's Conduct Rules, the Distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the respective Funds.

                                 CLASS A SHARES

                           Large Cap Core Equity Fund
                               Mid Cap Value Fund
                           Intermediate-Term Bond Fund
                           Georgia Municipal Bond Fund

Distribution and Shareholder Service Fees

Distribution Services .........................Twenty-Five basis points (.25%)
Shareholder Services......................................................None

                                 CLASS B SHARES

                           Large Cap Core Equity Fund
                               Mid Cap Value Fund
                           Intermediate-Term Bond Fund

Distribution and Shareholder Service Fees

Distribution Services ........................Seventy-Five basis points (.75%)
Shareholder Services...........................Twenty-Five basis points (.25%)

                                 CLASS C SHARES

                           Large Cap Core Equity Fund
                               Mid Cap Value Fund

Distribution and Shareholder Service Fees

Distribution Services ........................Seventy-Five basis points (.75%)
Shareholder Services...........................Twenty-Five basis points (.25%)

Calculation of Fees

Distribution and Shareholder Service fees are based on a percentage of the Funds' average daily net assets attributable to Shares of the Funds.